Exhibit 10.1

Execution Version

NON-REDEMPTION AGREEMENT

This NON-REDEMPTION AGREEMENT (this “Agreement”), dated as of July 10, 2024 (the “Effective Date”), is made by and between Project Energy Reimagined Acquisition Corp., an exempted company incorporated in the Cayman Islands with limited liability (the “Company”), and the undersigned investor (the “Backstop Investor”).

WHEREAS, the Company is a special purpose acquisition company with public units, Class A ordinary shares, par value $0.0001 per share (“Ordinary Shares”), and warrants that trade on the Nasdaq Global Market under the symbols “PEGRU”, “PEGR” and “PEGRW”, respectively;

WHEREAS, the Company has entered into the Business Combination Agreement, dated as of October 2, 2023 (as may be amended, supplemented, or otherwise modified from time to time, the “Business Combination Agreement”), with Heramba Electric plc, an Irish public limited company duly incorporated under the laws of Ireland (“Holdco”), Heramba Merger Corp., an exempted company incorporated in the Cayman Islands with limited liability, Heramba Limited, an Irish private company duly incorporated under the laws of Ireland, and Heramba GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) established under the laws of Germany;

WHEREAS, at an extraordinary general meeting of shareholders of the Company held on March 28, 2024 (the “Meeting”), the Company’s shareholders voted to approve the Business Combination Agreement and the business combination contemplated thereby (together with the other transactions related thereto, the “Business Combination”);

WHEREAS, pursuant to the Company’s amended and restated memorandum and articles of association, as amended (the “Articles”), and the definitive proxy statement/prospectus filed by the Company and mailed to the shareholders of record as of the record date for the Meeting, the Company’s public shareholders had until 5:00 p.m., Eastern Time, on March 26, 2024, to demand that the Company redeem their Ordinary Shares for the Redemption Price (as defined in the Articles and which, for illustrative purposes, would have been approximately $10.80 as of March 31, 2024) in connection with the approval and consummation of the Business Combination (each such demand, a “Redemption Demand”);

WHEREAS, the Backstop Investor has entered into the Loan Agreement, dated as of July 10, 2024 (the “Loan Agreement”), with Heramba Holdings, Inc., a Delaware corporation, which includes as a closing condition the execution of this Agreement;

WHEREAS, the Backstop Investor is willing to rescind or reverse all Redemption Demands submitted with respect to the Backstop Investor Shares (as defined below), or to cause all such Redemption Demands to be rescinded or reversed, in each case prior to the closing of the Business Combination (the “Closing”), on the terms and subject to the conditions of this Agreement;

WHEREAS, the Company and the Backstop Investor are entering into this Agreement in anticipation of the parties to the Business Combination Agreement determining to proceed with the Closing;

WHEREAS, pursuant to the Business Combination Agreement, among other matters, each Ordinary Share outstanding at the Closing will be cancelled in exchange for one ordinary share in the capital of Holdco with a nominal value of €0.0001 (“Holdco Ordinary Shares”);

WHEREAS, prior to, concurrently with or following the execution of this Agreement, the Company may have entered into or may enter into other non-redemption agreements on substantially similar terms with other shareholders of the Company; and

WHEREAS, all capitalized terms used but not defined herein shall have the respective meanings specified in the Business Combination Agreement.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:

1. Non-Redemption Agreement.

(a) Subject to the conditions set forth in this Agreement, the Backstop Investor shall purchase up to 500,000 Ordinary Shares (the “Share Cap”) from shareholders of the Company who have rescinded or reversed any previously submitted Redemption Demand with respect to such shares, either in the open market or through privately negotiated transactions, no later than two (2) business days prior to the Closing. The Ordinary Shares that the Backstop Investor actually acquires pursuant to this Section 1(a) are referred to herein as the “Backstop Investor Shares”.

(b) For the avoidance of doubt, the Backstop Investor may have voting and investment power over additional Ordinary Shares (such shares, “Non-Backstop Investor Shares”) which are not subject to this Agreement, including any Ordinary Shares in excess of the Share Cap on the date of the Closing.

(c) No later than two (2) business days prior to the Closing, the Backstop Investor hereby agrees to provide written notice to the Company of the total number of Backstop Investor Shares it has acquired pursuant to Section 1(a).

(d) If the Backstop Investor is unable to purchase Ordinary Shares in an amount equal to the Share Cap, then the Company shall issue Ordinary Shares (or cause the issuance of Holdco Ordinary Shares, if applicable) to the Backstop Investor in an amount equal to the difference between the Share Cap and the number of Backstop Investor Shares acquired by the Backstop Investor (the “Replacement Shares”). In the event that the Replacement Shares are unregistered shares and subject to transfer restrictions, then the Replacement Shares shall promptly be registered pursuant to the first resale registration statement filed by Holdco following the Closing (the “Resale Registration Statement”), subject to compliance with applicable securities laws, and provided that any holder of the Replacement Shares shall have delivered any documentation or other information reasonably requested by Holdco in connection with its preparation of the Resale Registration Statement. The Company shall cause Holdco to file the Resale Registration Statement no later than 30 days after the Closing and to use its commercially reasonable efforts to have the Resale Registration Statement declared effective no later than 90 days after the Closing. Notwithstanding the foregoing, the Company shall have no obligation to issue or cause the issuance of any Replacement Shares if the Closing does not occur and the Business Combination is abandoned.

2. Non-Redemption Payment. Upon consummation of the Business Combination, the Company shall pay or cause to be paid to the Backstop Investor a payment in respect of the Backstop Investor Shares held by the Backstop Investor at the Closing (the “Non-Redemption Payment”) in cash released from the Trust Account (as defined below) equal to the number of Backstop Investor Shares multiplied by the Redemption Price.

3. Representations and Warranties.

(a) Each of the parties hereto represents and warrants to the other party that:

(i) it is a validly existing company, partnership or corporation, in good standing under the laws of the jurisdiction of its formation or incorporation;

(ii) this Agreement constitutes a valid and legally binding obligation on it in accordance with its terms, subject to laws relating to bankruptcy, insolvency and relief of debtors, and laws governing specific performance, injunctive relief and other equitable remedies;

(iii) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate action;

(iv) the execution, delivery and performance of this Agreement will not result in a violation of its Certificate of Formation or Certificate of Incorporation or equivalent organizational documents, as applicable, or conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which it is a party or by which it is bound; and

(v) there is no action, suit, proceeding or governmental investigation pending or, to the knowledge of such party, threatened against it or any of its property or assets, which would have a material adverse effect on the ability of such party to comply with its obligations hereunder.

(b) The Backstop Investor represents and warrants to the Company that:

(i) as of the date of the notice referenced in Section 1(c), the Backstop Investor will beneficially own all of the Backstop Investor Shares subject to this Agreement and any previously submitted Redemption Demand with respect to such shares will have been rescinded or reversed; and

(ii) with respect to the issuance of any Replacement Shares that are unregistered shares and subject to transfer restrictions:

(A) the Backstop Investor is (I) a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or (II) an institutional “accredited investor” (within the meaning of Rule 501(a) under the Securities Act), and would be acquiring the Replacement Shares only for the Backstop Investor’s own account and not for the account of others, and not on behalf of any other account or person or with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide any requested information supporting such representations as the Company or Holdco may reasonably request). The Backstop Investor is not an entity formed for the specific purpose of acquiring the Replacement Shares and is an “institutional account” as defined by Rule 4512(c) of Financial Regulatory Industry Authority; and

(B) the Backstop Investor understands that the Replacement Shares would be offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Replacement Shares will not have not been registered under the Securities Act. The Backstop Investor understands that the Replacement Shares may not be resold, transferred, pledged or otherwise disposed of by the Backstop Investor absent an effective registration statement under the Securities Act except (I) to the Company (or Holdco, as applicable) or a subsidiary thereof, (II) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (III) pursuant to another applicable exemption from the registration requirements of the Securities Act, and in each of cases (I) and (III) in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or book entry position statements evidencing the Replacement Shares would contain a legend to such effect. The Backstop Investor acknowledges that the Replacement Shares may not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. The Backstop Investor understands and agrees that the Replacement Shares would be subject to transfer restrictions and, as a result of those transfer restrictions, the Backstop Investor may not be able to readily resell the Replacement Shares and may be required to bear the financial risk of an investment in the Replacement Shares for an indefinite period of time. The Backstop Investor understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any Replacement Shares.

(c) The Company represents and warrants to the Backstop Investor that:

(i) it will not treat the Non-Redemption Payment as a debt repayment; and

(ii) all transactions as contemplated hereunder are, and will be, executed by it in compliance with all applicable law, rules and regulations, including, but not limited to, all securities laws of all applicable jurisdictions.

4. Additional Covenants. The Backstop Investor hereby covenants and agrees that, except for this Agreement, the Backstop Investor shall not, at any time while this Agreement remains in effect, (i) enter into any voting agreement or voting trust with respect to the Backstop Investor Shares (or any securities received in exchange therefore) inconsistent with the Backstop Investor’s obligations pursuant to this Agreement, (ii) grant a proxy, a consent or power of attorney with respect to the Backstop Investor Shares (or any securities received in exchange therefore), (iii) enter into any agreement or take any action that would make any representation or warranty of the Backstop Investor contained herein untrue or inaccurate in any material respect or have the effect of preventing or disabling the Backstop Investor from performing any of its obligations under this Agreement, or (iv) purchase the Backstop Investor Shares at a price higher than the price offered through the Company’s redemption process.

5. Expenses. Each party hereto shall be responsible for its own fees and expenses related to this Agreement and, except as required by the Loan Agreement, the transactions contemplated hereby.

6. Termination. This Agreement and all of its provisions shall terminate and be of no further force or effect upon the earliest to occur of (a) the termination of the Business Combination Agreement in accordance with its terms, (b) the mutual written consent of the parties hereto, (c) August 2, 2024, if the Business Combination has not been consummated by such date, and (d) the delivery of the Non-Redemption Payment to the Backstop Investor following the consummation of the Business Combination. Upon such termination of this Agreement, all obligations of the parties under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any person in respect hereof or the transactions contemplated hereby; provided that, notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement pursuant to clauses (a) and (d) above shall not affect any liability on the part of any party for an intentional breach of this Agreement; and (ii) Section 5 through and including Section 23 of this Agreement will survive the termination of this Agreement.

7. Trust Account Waiver. The Backstop Investor acknowledges that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (“IPO”) and certain proceeds of private placements in connection with the IPO (including interest accrued from time to time thereon) for the benefit of the Company’s public shareholders and certain other parties (including the underwriters of the IPO). For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Backstop Investor hereby agrees (on its own behalf and on behalf of its Related Parties) that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets held in the Trust Account, or distributions to public shareholders therefrom, and it shall not make any claim against the Trust Account, or distributions to public shareholders therefrom, regardless of whether such claim arises as a result of, in connection with or relating in any way to this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”); provided, that the Released Claims shall not include any rights or claims of the Backstop Investor or any of its Related Parties as a shareholder of the Company to the extent related to or arising from any Backstop Investor Shares. The Backstop Investor hereby irrevocably waives (on its own behalf and on behalf of its Related Parties) any Released Claims that it may have against the Trust Account, or distributions to public shareholders therefrom, now or in the future as a result of, or arising out of, this Agreement and will not seek recourse against the Trust Account, or distributions to public shareholders therefrom, with respect to the Released Claims. For the avoidance of doubt, this provision shall not restrict the Backstop Investor’s (i) redemption rights with respect to the Non-Backstop Investor Shares or (ii) claims related to the Non-Redemption Payment against any funds released to the Company from the Trust Account upon the Closing or otherwise held by the Company outside of the Trust Account. As used in this Section 7, “Related Parties” means a party’s affiliates and its and its affiliates’ respective directors, officers, employees, shareholders, members, partners, owners, affiliates, advisors (including, without limitation, financial advisors, attorneys, accountants and consultants), agents and other representatives.

8. Public Disclosure. The Backstop Investor agrees that, other than the existence of this Agreement, no material non-public information concerning the Company, the Ordinary Shares or the Business Combination has been disclosed to the Backstop Investor by the Company or its representatives as of the Effective Date. The Company shall file a Current Report on Form 8-K with the U.S. Securities and Exchange Commission (the “SEC”) reporting the material terms of this Agreement within four (4) business days following the execution of this Agreement (the “Current Report”). Following the Effective Date, the Company shall not, and shall cause its representatives to not, disclose any material non-public information to the Backstop Investor concerning the Company, the Ordinary Shares or the Business Combination, other than the existence of this Agreement, such that, to the Company’s knowledge, the Backstop Investor shall not be in possession of any such material non-public information from and after the filing of the Current Report. Notwithstanding anything in this Agreement to the contrary, the Backstop Investor agrees that the Company shall have the right to publicly disclose the nature of the Backstop Investor’s commitments, arrangements and understandings under and relating to this Agreement in any filing by the Company with the SEC.

9. Indemnification. The Company agrees to indemnify and hold harmless the Backstop Investor, its affiliates and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnified Party”) from and against any and all losses (but excluding financial losses to an Indemnified Party relating to the economic terms of this Agreement), claims, damages and liabilities (or actions in respect thereof), joint or several, incurred by such Indemnified Party arising out of, in connection with, or relating to, the execution or delivery of this Agreement, the performance by the Company of its obligations hereunder, the consummation of the transactions contemplated hereby or any pending or threatened claim or any action, suit or proceeding against the Company; provided, that the Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability or expense is found in a non-appealable judgment by a court of competent jurisdiction to have resulted from the Backstop Investor’s breach of this Agreement or from the Backstop Investor’s willful misconduct or gross negligence or fraud. In addition (and in addition to any other reimbursement of legal fees contemplated by this Agreement), the Company will reimburse any Indemnified Party for all reasonable, out-of-pocket, expenses (including reasonable counsel fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding arising therefrom, whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of the Company. The provisions of this paragraph shall survive the termination of this Agreement.

10. Governing Law. This Agreement, the rights and duties of the parties hereto, and any disputes (whether in contract, tort or statute) arising out of, under or in connection with this Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. The parties irrevocably and unconditionally submit to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the New York state courts located in the Borough of Manhattan, State of New York, in any action arising out of or relating to this Agreement. The parties irrevocably agree that all such claims shall be heard and determined in such a New York federal or state court, and that such jurisdiction of such courts with respect thereto will be exclusive. Each party hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding arising out of or relating to this Agreement that it is not subject to such jurisdiction, or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 21 hereof or in such other manner as may be permitted by New York law, will be valid and sufficient service thereof.

11. Waiver of Jury Trial. To the extent not prohibited by applicable law that cannot be waived, each of the parties hereto irrevocably waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto or thereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, statute, equity or otherwise. Each party hereby further agrees and consents that any such litigation shall be decided by court trial without a jury and that the parties to this Agreement may file a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

12. Freely Tradable. The Company confirms that except with respect to any Replacement Shares, (i) the Backstop Investor Shares will be freely tradable without restrictive legends following the Business Combination, (ii) the Backstop Investor Shares will not require re-registration pursuant to a registration statement filed with the SEC on Form S-1 or Form S-3 or equivalent following the Business Combination, and (iii) that the Backstop Investor shall not be identified as a statutory underwriter in any registration statement filed with the SEC on Form S-1 or Form S-3 or equivalent, subject in each case to compliance with applicable securities laws.

13. Form W-9 or W-8. The Backstop Investor shall, upon the request of the Company at or prior to the consummation of the Business Combination, execute and deliver to the Company a completed IRS Form W-9 or Form W-8, as applicable.

14. Non-Reliance. The Backstop Investor has had the opportunity to consult its own advisors, including financial and tax advisors, regarding this Agreement or the arrangements contemplated hereunder and the Backstop Investor hereby acknowledges that neither the Company nor any representative or affiliate of the Company has provided or will provide the Backstop Investor with any financial, tax or other advice relating to this Agreement or the arrangements contemplated hereunder.

15. No Third Party Beneficiaries. This Agreement shall be for the sole benefit of the parties hereto and their respective successors and permitted assigns. Except as expressly named in this Section 15, this Agreement is not intended, nor shall be construed, to give any person, other than the parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement.

16. Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the non-assigning party hereto (not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Backstop Investor may transfer its rights, interests and obligations hereunder to one or more investment funds or accounts managed or advised by the Backstop Investor (or its affiliates) and to the extent such transferee is not a party to this Agreement, such transferee shall agree to be bound by the terms hereof prior to any such transfer being effectuated; provided, that the Backstop Investor shall provide the Company with prior written notice of any such transfer.

17. Specific Performance. The parties hereto agree that irreparable damage may occur in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. It is accordingly agreed that monetary damages may not be an adequate remedy for such breach and the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, and to enforce specifically the terms and provisions of this Agreement in any state or federal court within the State of New York.

18. Amendment. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

19. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

20. No Partnership, Agency or Joint Venture. This Agreement is intended to create a contractual relationship between the Backstop Investor, on the one hand, and the Company, on the other hand, and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties.

21. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given (a) if personally delivered, on the date of delivery; (b) if delivered by express courier service of national standing for next day delivery (with charges prepaid), on the business day following the date of delivery to such courier service; (c) if delivered by electronic mail, on the date of transmission if on a business day before 5:00 p.m. local time of the business address of the recipient party (otherwise on the next succeeding business day), provided the sender receives no bounce-back or similar message indicating non-delivery; in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other parties in accordance with this Section 21):

If to the Company prior to the Business Combination:

Project Energy Reimagined Acquisition Corp.
1280 El Camino Real, Suite 200
Menlo Park, California
Attention: Srinath Narayanan
Email: srinath@smilodonai.com

with copies (which shall not constitute notice) to:

Greenberg Traurig, LLP
1 Vanderbilt Ave
New York, New York 10017
Attention: Alan Annex, Michael Helsel and Brian Wheaton
Email: annexa@gtlaw.com; helselm@gtlaw.com; wheatonb@gtlaw.com

If to the Company following the Business Combination:

Heramba Electric plc
Kiepe Platz 1
D-40599 Düsseldorf
Germany
Attention: Hans-Jörg Grundmann
Email: herambaops@herambaholdings.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, TX 77002
Attention: Nick S. Dhesi
Email: Nick.Dhesi@lw.com

and

Matheson LLP
70 Sir John Rogerson’s Quay
Dublin 2
Ireland
Attention: Fergus Bolster
Email: Fergus.Bolster@matheson.com

If to the Backstop Investor, to the address(es) set forth on the signature page hereto.

22. Counterparts. This Agreement may be executed in two or more counterparts (any of which may be delivered by electronic transmission), each of which shall constitute an original, and all of which taken together shall constitute one and the same instrument, and shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law.

23. Entire Agreement. This Agreement and the agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent that they relate in any way to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the Effective Date.

COMPANY:

Project Energy Reimagined
Acquisition Corp.

By:
Name:	Srinath Narayanan
Title:	Chief Executive Officer

[Signature Page to Non-Redemption Agreement]

BACKSTOP INVESTOR:

[BACKSTOP INVESTOR]

By:
Name:
Title:

Address(es) for Notices:

[Signature Page to Non-Redemption Agreement]